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                                                                     EXHIBIT 3.1


                    RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                              IMPSAT CORPORATION

                (ORIGINAL CERTIFICATE FILED ON 31 AUGUST 1994)


It is hereby certified that:

        1.      The name of the corporation (the "corporation") is IMPSAT
CORPORATION.


        2. The Certificate of Incorporation of the corporation is hereby amended and restated as follows:

        "FIRST:         The name of the corporation is "IMPSAT Corporation"

        SECOND:         The address of the corporation's registered office in
the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD:          The purpose of the corporation is to engage in any
lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH:         The corporation shall have the authority to issue One
Hundred Fifty Million (150,000,000) shares of Class A common stock with a par value of $1.00 per share and each such share shall have five votes per share. The corporation shall also have the authority to issue One Hundred Thousand (100,000) shares of Preferred Stock (the "Preferred Stock"), with a par value of one dollar ($1.00) per share, amounting in the aggregate to One Hundred Thousand Dollars ($100,000.00) par value. The Board of Directors is hereby authorized, as it may determine, to issue such number of the authorized shares of Preferred Stock at any time and from time to time, in one or more series, and to fix or alter the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, of such shares of Preferred Stock, including without limitation of the generality of the foregoing, dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and or prices and liquidation preferences of any wholly unissued series of preferred shares and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of that series, but not below the number of shares of such series then outstanding. In case the number of any series shall be so decreased, the shares

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constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

            FIFTH:      The corporation is to have perpetual existence.

            SIXTH:      In furtherance of (and not in limitation of) the
powers conferred by statute, the stockholders of the corporation are expressly authorized to make, alter or repeal the by-laws of the corporation.

            SEVENTH:    Meetings of the stockholders of the corporation may be
held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation, except as and to the extent provided by applicable law. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

            EIGHTH:     The corporation may amend this certificate of
incorporation from time to time in any and as many respects as may be desired so long as this certificate of incorporation, as amended, contains only such provisions as it would be lawful and proper to insert in an original certificate of incorporation filed at time of the filing of the amendment, and, if a change in stock or the rights of stockholders, or an exchange, reclassification or cancellation of stock or rights of stockholders, is to be made, such provisions as may be necessary to effect such change, exchange, reclassification or cancellation.

            NINTH:      No director of the corporation shall be personally
liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this article NINTH shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

            ELEVENTH:   The Corporation shall indemnify every person who
was or is a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action, suit or proceeding by or in the right of the corporation) whether civil, criminal, administrative or investigative by reason of the fact he is or was a director or officer, or is or was serving at the request of the Corporation as a director or officer, general partner or trustee of any partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably
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I.      Certain Definitions. (a) As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:


        "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Corporation and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Corporation and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the quarterly or annual consolidated balance sheet of the Corporation and its Restricted Subsidiaries, prepared in conformity with GAAP and most recently sent to Holders.

        "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person and "Affiliated" has a meaning correlative with the foregoing. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Board of Directors" means the Board of Directors of the Corporation.

        "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to close.

        "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Original Issue Date or issued thereafter, including, without limitation, all Common Shares and Preferred Stock.

        "Capitalized Lease Obligations" has the meaning set forth in the Indenture.

        "Change of Control" means such time as (i)(a) prior to the occurrences of a Public Market, the Existing Stockholders ultimately "benefically own" (as defined in Rule 13d-3 of the Exchange Act) Voting Stock representing less than 50% of the voting power of the total outstanding Voting Stock of the Corporation on a fully diluted basis and (b) after the occurrence of a Public Market, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Purchasers (as defined in the